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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Saville Systems PLC for the registration of 283,698 American Depositary Shares representing 283,698 Ordinary Shares of the Company and to the incorporation by reference herein of our reports dated January 22, 1998 (except for note 13 which is at February 13, 1998), with respect to the consolidated financial statements of Saville Systems PLC and the related financial statement schedule, included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG

Galway, Ireland

April 16, 1998.